EXHIBIT 10.2

Amendment to Restricted Stock Agreements

This Amendment is entered into as of January 14, 2015, between The Kroger Co., an Ohio corporation (“Kroger”), and David Dillon (“you”).

1.              On June 23, 2011 and July 12, 2012, pursuant to agreements (the “Agreements”) under one or more of its Long-Term Incentive Plans, Kroger granted to you restricted Kroger common shares (the “Shares”).

2.              Paragraph 3 of the Agreements provide that upon termination of your employment, for reasons other than death or disability, Shares for which restrictions have not then lapsed will be forfeited by you.

3.              Kroger’s Board of Directors has determined that it is in the best interests of Kroger for you to agree to add provisions relating to your retirement that were not otherwise contained in the Agreements. Kroger and you agree that paragraph 3 of the Agreements is amended to read as follows:

3.              Unless and until the restrictions on the shares lapse, the shares will be forfeited by you if your employment by Kroger ceases for any reason other than death or disability, as determined by the Committee as defined in the Plan, your “Retirement,” as defined below, or upon a “Change in Control” as defined below. At the time of such death, disability, or Change in Control, the restrictions will lapse, the shares no longer will be subject to the restrictions, and any new certificates issued to you or your legal representative for all shares theretofore subject to risk of forfeiture will be free of the foregoing legend. Upon your Retirement the restrictions on your shares will continue to lapse in accordance with the vesting schedule outlined in paragraph 6, and upon lapsing of those restrictions those shares will no longer be subject to the risk of forfeiture and will be free of the restrictive legend. For purposes of this Agreement, a Retirement will be deemed to occur when you voluntarily leave Kroger’s employ (i) after having at least five years of service at Kroger and having attained the age of 62, and (ii) upon terms deemed satisfactory to the Committee in its sole discretion, including execution of a non-compete agreement in the form attached hereto as Attachment A. “Terms deemed satisfactory to the Committee” will include, but not be limited to, a retirement date and leadership transition plan acceptable to both you and Kroger. In the event that you fail to comply with any of the terms of your Retirement, including the non-compete agreement, then any shares for which restrictions have not yet lapsed immediately will be forfeited, and will entitle Kroger to pursue any other remedies available to Kroger.

4.              Attachment A hereto is incorporated by this reference into each of the Agreements.

5.              Except as amended above, the Agreements remain unchanged.

The parties have executed this amendment on the date set forth above.

The Kroger Co.

By	/s/ W. Rodney McMullen
W. Rodney McMullen
Chief Executive Officer

(“you”)

/s/ David Dillon
David Dillon

NON-COMPETE AGREEMENT	Attachment A

This NON-COMPETE AGREEMENT (the “Agreement”) is dated and deemed effective as of January 14, 2015, by David Dillon (“Associate”) in favor of The Kroger Co., an Ohio corporation, (“Kroger”), with reference to the following facts:

RECITALS

A.                                    Kroger is awarding to the Associate an equity award of Kroger common shares (the “Equity Award”) on the terms and conditions of an agreement (the “Equity Award Agreement”) to which this Agreement is attached.

B.                                    Associate is a key Associate of Kroger and, in consideration and as a condition of the Equity Award, has agreed to execute this non-compete Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties hereto do mutually covenant and agree as follows:

1.                                      COVENANT NOT TO COMPETE

Associate agrees that Associate will not, for a period of four years from the date of this Agreement, without the prior written consent of Kroger, which consent may be withheld by Kroger in Kroger’s sole discretion, provide services as an employee, director, consultant, agent, or otherwise, to any of Kroger’s competitors. For purposes of this Agreement, a Kroger competitor is any business (whether brick and mortar or online) that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail, in one or more of the same geographic areas that Kroger sells those products.

2.                                      COVENANT NOT TO SOLICIT OR INTERFERE

Associate agrees that Associate will not, during the term of this Agreement, without the prior written consent of Kroger, which consent may be withheld in Kroger’s sole discretion, directly or indirectly through the actions of any other person or entity, whether for the Associate’s own benefit or for that of another person or entity, take any action to attempt to solicit, divert or take away any business of Kroger, or do or assist in any way with anything that would impair the goodwill of Kroger.

3.                                      AGREEMENT NOT TO DISCLOSE CONFIDENTIAL INFORMATION

Associate agrees that Associate will not, during the term of this Agreement or at any time thereafter, without the prior written consent of Kroger, which consent may be withheld in Kroger’s sole discretion, directly or indirectly through the actions of any other person or entity, disclose or use for the benefit of any person or entity besides Kroger any confidential information or trade secrets.

4.                                      CONSIDERATION

As consideration for the covenants and agreements of Associate contained herein, Kroger has awarded to Associate the Equity Award.

5.                                      NOTICES

Whenever, under the terms of this Agreement, notice is required or permitted to be given by one party to the other party, such notice must be in writing and will be deemed to have been sufficiently given if deposited in the United States mail, in a properly stamped envelope, certified mail, return receipt requested, or with a courier, or with an agent designated to make a personal delivery, addressed to the party to whom it is to be given, as follows:

If to Kroger:	The Kroger Co.
1014 Vine Street
Cincinnati, OH 45202

Attn: General Counsel
If to Associate:	David Dillon

or at such address designated by either party in accordance with this paragraph. Any written notice will be deemed effective upon receipt if sent by certified mail as provided above, courier, or personal delivery, or upon rejection if sent by certified mail, courier, or attempted personal delivery.

6.                                      MISCELLANEOUS PROVISIONS

6.1                               Governing Law. This Agreement will be governed by and its terms construed in accordance with the laws of the State of Ohio without reference to its conflict of laws rules, and sole and exclusive jurisdiction and venue over any legal action brought hereunder will reside exclusively in Hamilton County, Ohio.

6.2                               WAIVER OF JURY TRIAL. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE BOTH PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THE PARTIES MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. BOTH PARTIES CERTIFY AND ACKNOWLEDGE THAT: (A) NO REPRESENTATION HAS BEEN MADE, EXPESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) THEY UNDERSTAND AND CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) THEY MAKE THIS WAIVER VOLUNTARILY; AND (D) THEY HAVE BEEN INDUCED TO ENTER INTO THIS WAIVER VOLUNTARILY BY THE MUTUAL WAIVER CONTAINED IN THIS SECTION 6.2.

6.3                               Compliance With Laws. Nothing contained in this Agreement will be construed so as to require the commission of any act contrary to law, and whenever there is a conflict between any provision of this Agreement and any law contrary to which the parties have no legal right to contract, the latter will prevail, but in such event the provision of this Agreement so affected will be curtailed and limited only to the extent necessary to bring it within the legal requirements. It is the express intent of the parties hereto that this Agreement be enforced as broadly as possible to effectuate the benefits and considerations intended hereunder to be conferred upon Kroger.

6.4                               Injunctive Relief. The parties hereto agree that the geographical area and time restriction described herein are both reasonable and fair to Associate and Kroger. Associate understands and acknowledges that the foregoing provisions are designed to preserve the integrity of Kroger’s business. Associate agrees this non-compete covenant is of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action in law and that the breach or threatened breach of the provisions hereof would cause Kroger and the continued operation and economic viability of Kroger’s business irreparable harm. Accordingly, if Associate breaches or threatens breach of any obligation in this. Agreement, in addition to any other remedies available under this Agreement, at law or in equity, Associate agrees that Kroger will be entitled to immediate injunctive relief (without the necessity of proving actual damages) and specific performance of this Agreement and any other equitable relief including, without limitation, the right to enjoin Associate from violating the terms of this Agreement, without need for bond or undertaking Nothing in this Agreement will limit Kroger’s right to recover any other damages, including compensatory and punitive damages, to which it may be entitled as a result of Associate’s breach.

6.5                               Attorneys’  Fees. In the event any action, suit or other proceeding is brought to enforce or interpret this Agreement or any part hereof or the rights or obligations of any party to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs incurred in that action, suit or other proceeding as may be awarded by the Court, in addition to any other relief to which it may be entitled.

6.6                               Remedies Cumulative. Each of the various rights, powers and remedies will be deemed to be cumulative with, and in addition to, all the rights, powers and remedies that Kroger may have hereunder or under applicable law relating hereto or to the subject matter hereof, and the exercise or partial exercise of any such right, power or remedy will constitute neither an exclusive election thereof nor a waiver of any other such right, power or remedy.

6.7                               Amendments and Waivers. No amendment or waiver of any provision of this Agreement will in any event be effective unless the same is in writing and signed by the party to be bound thereby. No failure or delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy constitute a waiver of any other or further exercise of any right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any of the parties from the terms of any provision of this Agreement, will be effective only in the specific instance and for the specific purpose for which given.

6.8                               Successors and Assigns. This Agreement is binding upon and will inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.9                               Severability of Provisions. This Agreement will be performed and will be enforceable to the full extent allowable by applicable law, and the illegality, invalidity, waiver or unenforceability of any provision of this Agreement will not affect the legality, validity, applicability or enforceability of the remaining provisions hereof.

6.10                        Counterpart Execution. This Agreement may be executed in multiple counterparts, and all executed counterparts constitute one agreement.

6.11                        Headings. The paragraph headings in this Agreement are for reference only, and do not affect the interpretation of this Agreement.

6.12                        Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

6.13                        Signatures. The parties have executed this Agreement as of the date first shown above.

“Kroger”:

/s/ W. Rodney McMullen

“Associate”:

/s/ David Dillon